APPENDIX A

TO THE

CUSTODIAN AGREEMENT BETWEEN BROWN BROTHERS HARRIMAN & CO.

AND SIX CIRCLES TRUST DATED JUNE 6, 2018

LIST OF PORTFOLIOS

UPDATED AS OF DECEMBER 1, 2018

The following is a list of Portfolios for which the Custodian shall serve under this Agreement

Six Circles Ultra Short Duration Fund

Six Circles Tax Aware Ultra Short Duration Fund

Six Circles U.S. Unconstrained Equity Fund

Six Circles International Unconstrained Equity Fund

Six Circles Managed Equity Portfolio U.S. Unconstrained Fund

Six Circles Managed Equity Portfolio International Unconstrained Fund

SIX CIRCLES TRUST		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Mary Savino	By:	/s/ Eruch A. Mody
Name: Mary Savino		Name: Eruch A. Mody
Title: President		Title: Senior Vice President

FEE LETTER OMITTED